Exhibit 4.02

FOURTH AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

This FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is effective as of May 30, 2003 (the “Effective Date”) by and among LEAPFROG ENTERPRISES, INC. (formerly Knowledge Kids Enterprises, Inc.), a Delaware corporation (the “Company”), the persons identified on the Schedule of Stockholders attached hereto as Exhibit A (the “Schedule of Stockholders”) as Class A Common Stockholders (the “Class A Common Stockholders”), the persons identified on the Schedule of Stockholders as Class B Stockholders (the “Class B Common Stockholders” and, together with the Class A Common Stockholders, the “Common Stockholders”) and the persons identified on the Schedule of Stockholders as Former Series A Preferred Stockholders (such identified persons and any other persons who acquire any Shares (as defined below) initially owned by any of such identified persons (or acquired upon conversion of such Shares) directly in a Qualified Transfer or indirectly through a series of transfers all of which are Qualified Transfers, the “Former Series A Preferred Stockholders” and, together with Common Stockholders, the “Stockholders”).

RECITALS

In connection with an investment in the Company by Knowledge Kids, L.L.C., a Delaware limited liability company (“Kids”), the Company, Kids and FrogPond, LLC, a California limited liability company formerly known as LeapFrog RBT, LLC (“FrogPond”) entered into that certain Stockholders Agreement dated as of September 24, 1997 (as amended by a First Amendment to Stockholders Agreement dated as of July 21, 1998, “Stockholders Agreement Number One”).

In connection with the acquisition of assets of Explore Technologies, Inc., a Delaware corporation (“Explore”), the Company, Kids and Explore entered into that certain Stockholders Agreement Number Two dated as of July 22, 1998 (“Stockholders Agreement Number Two”). Explore previously transferred all of its securities in the Company by operation of law to Explore Holdings LLC, a Delaware limited liability company (“Explore Holdings”).

In connection with the issuance and sale of shares of Series A Preferred Stock pursuant to a Series A Preferred Stock Purchase Agreement dated as of March 23, 2001 (the “Series A Purchase Agreement”), the Company and the Stockholders entered into an Amended and Restated Stockholders Agreement dated as of March 23, 2001 (the “First Amended and Restated Stockholders Agreement”) to regulate certain aspects of the Stockholders’ relationship with regard to each other and with the Company and to amend, restate and supersede Stockholders Agreement Number One and Stockholders Agreement Number Two in their entirety. On April 19, 2002, the Company and the Stockholders entered into a Second Amended and Restated Stockholders Agreement (the “Second Amended and Restated Stockholders Agreement”) to regulate certain aspects of the Stockholders’ relationship with regard to each other and with the Company and to amend, restate and supersede the First Amended and Restated Stockholders Agreement in its entirety. On July 5, 2002, the Company and the Stockholders entered into a Third Amended and Restated Stockholders Agreement (the “Third Amended and Restated

Stockholders Agreement”) to acknowledge the transfer of shares from Explore to Explore Holdings and to amend, restate and supersede the Second Amended and Restated Stockholders Agreement in its entirety.

On July 25, 2002, the Company commenced an initial public offering of its Class A Common Stock on the New York Stock Exchange (the “Company IPO”). On November 21, 2002, all outstanding shares of Series A Preferred Stock were automatically converted on a one-for-one basis into shares of Class A Common Stock in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Series A Conversion”).

The Company and the Stockholders are entering into this Agreement to delete provisions of the Third Amended and Restated Stockholders Agreement that terminated as a result of the Company IPO and subsequent trading results of the Class A Common Stock, including the Series A Conversion, to clarify the transfer provisions of any Shares by the Stockholders, to accept and acknowledge the distribution of Shares by certain Stockholders and to amend, restate and supersede the Third Amended and Restated Stockholders Agreement in its entirety.

AGREEMENT

NOW THEREFORE, in consideration of the above recitals and the mutual covenants herein contained and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1.    “Affiliate” shall mean as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership, limited liability company or joint venture in which a Person is a partner, member or joint venturer shall be deemed to be an Affiliate of such Person.

1.2.    “Board” shall mean the Board of Directors of the Company.

1.3.    “Buyer” shall mean KKE/Explore Acquisition Corp., a Delaware corporation.

1.4.    “Class A Common Stock” shall mean the Class A Common Stock of the Company, par value $0.0001 per share.

1.5.    “Class B Common Stock” shall mean the Class B Common Stock of the Company, par value $0.0001 per share.

1.6.    “Commission” shall mean the Securities and Exchange Commission.

1.7.    “Common Stock” shall mean common stock of the Company, par value $0.0001 per share, including the Class A Common Stock and the Class B Common Stock.

1.8.    “Company Offering” shall have the meaning provided in Section 4.1(a).

1.9.    “CSC” shall mean CSC LF Holdings, LLC, a Delaware limited liability company, and any Person who has acquired any Shares from it directly in a Qualified Transfer or indirectly in a series of transfers all of which were Qualified Transfers.

1.10.    “Demanding Holders” shall have the meaning provided in Section 4.1(a).

1.11.    “Demand Registration” shall have the meaning provided in Section 4.1(a).

1.12.    “Demand Registration Notice” shall have the meaning provided in Section 4.1(a).

1.13.    “Effective Period” shall have the meaning provided in Section 4.1.

1.14.    “Eligible Explore Stockholder” shall mean any Person that was a stockholder of Explore on July 22, 1998 and that, as of the date of and prior to a Qualified Transfer to such stockholder: (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and applicable state securities laws, and (ii) has signed an agreement in form and substance satisfactory to the Company and Buyer pursuant to the provisions of Article 7 of the Explore Purchase Agreement in the same manner as if such stockholder was a party thereto in place of Explore.

1.15.    “Eligible FrogPond Member” shall mean any Person that was a member of FrogPond on September 24, 1997 and that, as of the date of and prior to a Qualified Transfer to such stockholder, is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and applicable state securities laws.

1.16.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.17.    “Explore Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of June 29, 1998, by and among the Company, Buyer and Explore.

1.18.    “Holder” shall mean any Person owning or having the right to acquire Registrable Securities.

1.19.    “Indemnified Holder” shall have the meaning provided in Section 4.6(a).

1.20.    “Kids Entity and Kids Entities” shall mean Kids and/or any Affiliate of Kids, and any Person who has acquired any Shares from any of the foregoing.

1.21.    “Long-form Registration” shall mean a Demand Registration under the Securities Act on Form S-1 or any similar long-form registration statement.

1.22.    “PBL” shall mean Publishing and Broadcasting International Limited, a Bahamas incorporated company, and any Person who has acquired any Shares from it directly in a Qualified Transfer or indirectly in a series of transfers all of which were Qualified Transfers.

1.23.    “Person” shall mean natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts or other organizations.

1.24.    “Piggyback Registration” shall have the meaning provided in Section 4.2(a).

1.25.    “Piggyback Notice” shall have the meaning provided in Section 4.2(a).

1.26.    “Prospectus” shall have the meaning provided in Section 4.3(a).

1.27.    “Qualified Transfer” shall mean (i) any transfer of Shares by a Stockholder to a trust created for the sole benefit of the Stockholder, the Stockholder’s spouse, lineal descendants or siblings, (ii) any transfer of Shares by will or pursuant to the laws of descent and distribution to any spouse, lineal descendant or sibling of a Stockholder, (iii) any transfer of Shares by any Stockholder to Kids or any Kids Entity, (iv) any transfer of Shares by FrogPond to any Eligible FrogPond Member, (v) any transfer of Shares by Explore Holdings to any Eligible Explore Stockholder, (vi) any transfer of Shares by any Former Series A Preferred Stockholder to any entity in which the ultimate parent entity (as defined for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as of the date hereof) of such Former Series A Preferred Stockholder owns, directly or indirectly, 50% or more of the voting power or equity interests or to such ultimate parent entity, (vii) any transfer of Shares by any Former Series A Preferred Stockholder to any other Person unless the transferor knows such other Person directly and materially competes with the Company as of the date of such transfer or (vii) any other transfer of Shares by any Stockholder with the consent of the Board which, in the case of a transfer by a Former Series A Preferred Stockholder, shall not be unreasonably withheld or delayed; provided that no such transfer shall constitute a “Qualified Transfer” unless (a) the transferee agrees in writing to be bound by this Agreement as if such transferee were a Stockholder hereunder, and (b) the transfer is a transaction that is exempt from the registration and qualification requirements of Federal and state securities laws and, if reasonably requested, the Company receives an opinion of counsel reasonably acceptable to the Company that such transfer is made in compliance with applicable Federal and state securities laws.

1.28.    “Registrable Securities” shall mean (a) shares of Class A Common Stock (i) issued or issuable to Stockholders upon conversion of shares of (A) Series A Preferred Stock or (B) Class B Common Stock, or (ii) issued to Explore in connection with the Company’s acquisition of Explore (or any Person who received Shares from Explore Holdings in a Qualified Transfer), or (b) other securities issued or distributed, or issuable pursuant to rights or options distributed, with respect to, shares of Common Stock or Series A Preferred Stock, or other securities of the Company issued in exchange for shares of Common Stock or Series A Preferred

Stock; provided, however, that a Registrable Security shall cease to be a Registrable Security at such time that (A) the Registrable Security has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it or transferred pursuant to Rule 144 under the Securities Act (or any successor provision then in force), or (B) the Holder thereof is able to sell all Registrable Securities held or entitled to be held upon conversion by such Holder under Rule 144 (or any similar provision then in force) during any three-month period.

1.29.    “Registration” shall have the meaning provided in Section 4.3.

1.30.    “Registration Statement” shall have the meaning provided in Section 4.3(a).

1.31.    “Securities” shall have the meaning provided in Section 3.1.

1.32.    “Securities Act” shall mean the Securities Act of 1933, as amended.

1.33.    “Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.0001 per share.

1.34.    “Shares” shall mean shares of Common Stock of the Company, and securities convertible into, or exercisable or exchangeable for, shares of Common Stock of the Company.

1.35.    “Short-form Registration” shall mean a Demand Registration under the Securities Act on Form S-3 or any successor form thereto.

ARTICLE 2.

[RESERVED]

ARTICLE 3.

[RESERVED]

ARTICLE 4.

REGISTRATION RIGHTS

4.1.    Demand Registration Rights.

(a)    Right to Demand. If the Company shall receive a written request from (I) CSC, (II) PBL, (III) the holders of not less than a majority of the then outstanding Registrable Securities held by Former Series A Preferred Stockholders other than CSC and PBL, (IV) Kids or any Kids Entity, or (V) the holders of not less than 33% of the then outstanding Registrable Securities held by Common Stockholders, that the Company register with the Commission, under and in accordance with the provisions of the Securities Act, all or part of their Registrable Securities (the Holders giving such written request, the “Demanding Holders”, such request, a “Demand Registration Notice” and such registration, a “Demand Registration”), the Company shall have twenty-one (21) days to determine whether to file a registration statement for the offer and sale of securities for its own account. If during such twenty-one day period, the Company in good faith determines to undertake or is undertaking such an offering (a “Company Offering”) and to file such a registration statement and provides written notice to the Demanding Holder of such decision, the Company shall have no obligation to register any Registrable Securities except pursuant to and in accordance with Section 4.2 until the completion of such Company Offering and the request made by the Holders shall not be counted as a Demand Registration for the purposes of Section 4.1(a)(iii); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective. If the Company determines not to undertake a Company Offering and not to file a registration statement for its own account, the Company will, no later than ten (10) days after the expiration of such twenty-one (21) day period, send written notice to each Holder of such decision and its intention to comply with the Demand Registration Notice and, subject to Section 4.1(b) below, to include in such registration all Registrable Securities of the Holders with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the Company’s giving of such notice. Once a Demand Registration Notice has been delivered by any of the Demanding Holders, no other Demand Registration Notice may be delivered by any other Holder or be effective until (i) if the Company has elected to undertake or is undertaking a Company Offering in compliance with the foregoing requirements, such Company Offering is completed or abandoned or (ii) if the Company has not so elected and is not so undertaking, the delivered Demand Registration Notice has been withdrawn or ninety (90) days after the effective date of the registration statement relating to such Demand Registration (or such shorter period as may be agreed to by the managing underwriter or underwriters). Once a Demand Registration Notice has been delivered by any of the Demanding Holders, unless it has elected to undertake or is undertaking a Company Offering in compliance with the foregoing provisions, the Company will not effect any public sale or distribution of its equity securities or securities convertible into or exercisable or exchangeable for such equity securities under the Securities Act, after such Demand Registration Notice has been delivered until (i) such Demand Registration Notice has been withdrawn or (ii) ninety (90) days after the effective date of the registration statement relating to such Demand Registration (or such shorter period as may be agreed to by the managing underwriter or underwriters). If the Demand Registration involves a shelf registration statement pursuant to the penultimate paragraph of Section 4.1(a), then the Demanding Holder shall give to the Company and the other Holders prior written notice of its intent to undertake an underwritten offering under such registration statement and only the delivery of such notice shall be deemed to be the delivery of a Demand Registration Notice for the purposes of the preceding two sentences of this paragraph and shall be deemed to be a Demand Registration Notice for purposes of the portions of this paragraph preceding such two sentences. Any registration that involves a shelf registration statement and any offerings under such shelf registration statement shall be one and the same Demand Registration for the purposes of clause (iii) below. A Demand Registration may be either a Long-form Registration or, if the Company is then eligible to use Form S-3, a Short-form Registration. All Demand Registrations shall be Short-form Registrations whenever the Company is eligible to use any applicable short-form for registrations. All requests made pursuant to this Section 4.1(a) will specify the aggregate number of Registrable Securities requested to be registered and will also specify the intended methods of disposition thereof; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 4.1(a):

(i)    unless the requesting Holders indicate a good faith intention to register Registrable Securities of the Company having a reasonably anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5.0 million;

(ii)    [reserved];

(iii)    after the Company has effected (A) in the case of CSC, two (2) Demand Registrations requested by CSC, (B) in the case of PBL, one (1) Demand Registration requested by PBL, (C) in the case of Former Series A Preferred Stockholders other than CSC and PBL, one (1) Demand Registration requested by Holders of not less than a majority of the then outstanding Registrable Securities held by such Holders, (D) in the case of Kids or any Kids Entity, one (1) Demand Registration requested by Kids or any Kids Entity or (E) in the case of holders of Common Stock, one (1) Demand Registration requested by not less than 33% of the then outstanding Registrable Securities held by such Holders, in each case pursuant to this Section 4.1(a); provided, however, that in the event that less than all of the Registrable Securities requested to be included in such Demand Registration by the Holders exercising their demand registration rights hereunder are so included pursuant to Section 4.1(b) hereof, the Company shall be required to effect such additional Demand Registrations as may be necessary to register the Registrable Securities that are not included in such registration pursuant to Section 4.1(b); or

(iv)    if the Company shall furnish to the Demanding Holders a certificate, signed by the President of the Company, stating that in the good faith judgment of the Board it would be detrimental to the Company or its stockholders for a Registration Statement to be filed at such time. In such event, the Company’s obligation to use all reasonable efforts to register, qualify or comply under this Section 4.1(a) shall be deferred for a single period not to exceed ninety (90) days from the date of receipt of the Demand Registration Notice by the Demanding Holders.

A registration requested pursuant to this Section 4.1(a) shall not be deemed to have been effected for purposes of clause (iii) above, (1) unless a registration statement with respect thereto has become effective (unless the Demand Registration has been withdrawn by the Demanding Holders and such Demanding Holders either have paid expenses under Section 4.1(c) or were not required to pay expenses under clause (i) of such Section), (2) if the registration statement does not remain effective for a period of at least ninety (90) days (or, in the case of a shelf registration statement, nine months) (as applicable, the “Effective Period”) and all of the shares included in such registration have not been sold prior to the expiration of the Effective Period, (3) if, after it has become effective, but before all of the shares included in such registration have been sold prior to the expiration of the Effective Period, such registration is subject to any stop order, injunction or other order or requirement of the Commission or any other governmental agency or court that permanently prevents the sale of the Registrable Securities that were to have been registered for any reason not attributable to the actions or omissions of the holders of such Registrable Securities or (4) if the conditions to closing specified in the a purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied and no such closing occurs, other than by reason of some act or omission by the holders of the Registrable Securities that were to have been registered.

(b)    Priority on Demand Registrations.    If in any Demand Registration the managing underwriter or underwriters thereof advise the Company in writing that in its or their reasonable opinion (or in the case of a Demand Registration not being underwritten, the Demanding Holders shall reasonably determine (and notify the selling Holders of such determination)) that the number of securities proposed to be sold in such Demand Registration is inconsistent with that which can be sold in such offering without having a material adverse effect on the success of the offering (including, without limitation, an adverse impact on the selling price or the number of Registrable Securities that any participating Holder may sell), the Company will include in such registration only the number of securities that, in the reasonable opinion of such underwriter or underwriters (or the Demanding Holders, as the case may be) can be sold without having a material adverse effect on the success of the offering, in the following order of priority: (i) first, the Registrable Securities requested to be included in such Demand Registration by the Demanding Holders, (ii) second, any Registrable Securities held by any other Persons (other than the Company) requested to be included in such Demand Registration, in each case pro rata on the basis of the number of Registrable Securities requested to be included by such Holders and (iii) third, any securities held by any other Persons requested to be included in such Demand Registration, on a pro rata basis. Notwithstanding the foregoing, no other Holder shall be entitled to participate in any non-underwritten offering under a shelf registration statement as to which CSC is the Demanding Holder.

(c)    Withdrawal.    A Demand Registration may be withdrawn by the Demanding Holders holding a majority of the Registrable Securities included in the Demand Registration Notice without the demand counting as a Demand Registration hereunder; provided that the Demanding Holders reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company in connection with the Demand Registration, except that no reimbursement shall be required (i) if such withdrawal is based on material adverse information about the Company of which such Holders were not aware at the time of the request or (ii) if such registration statement is not deemed to be effective pursuant to the final paragraph of Section 4.1(a).

(d)    Selection of Underwriters.    The Demanding Holders shall have the right to determine whether or not any Demand Registration shall be underwritten. If any Demand Registration is an underwritten offering, the Demanding Holders shall have the right to select the managing underwriter or underwriters to administer the offering, subject to the Company’s right to approve any underwriters so selected, which approval shall not be unreasonably withheld or delayed.

4.2.    Piggyback Registration Rights.

(a)    Right to Piggyback.    If, at any time after the initial public offering of shares of Common Stock under the Securities Act and whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exchangeable for, or options to purchase, Common Stock) with the Commission under the Securities Act, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction or (iii) a registration in which the only equity security being registered is Class A Common Stock issuable upon conversion of convertible debt securities which are also being registered, and the registration form to be used may be used for the registration of the Registrable Securities (a “Piggyback Registration”), the Company (A) will give written notice (the “Piggyback Notice”) to all Holders no later than the later of (1) forty-five (45) days prior to the anticipated filing date, or (2) promptly following its decision to file, of its intention to effect such a registration, which Piggyback Notice will specify the proposed offering price (or reasonable range thereof), the kind and number of securities proposed to be registered, the distribution arrangements and such other information that at the time would be appropriate to include in such notice, and (B) will, subject to Section 4.2(b) below, include in such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the date of the Piggyback Notice.

(b)    Priority on Piggyback Registrations.    If the managing underwriter or underwriters in any Piggyback Registration, if any, advise the selling Holders in writing that in its or their reasonable opinion or, in the case of a Piggyback Registration not being underwritten, the Company shall reasonably determine (and notify the selling Holders of such determination), based upon the advice of an independent investment banker of nationally recognized standing, that the number or kind of securities proposed to be sold in such registration (including Registrable Securities to be included pursuant to Section 4.2(a) above) is inconsistent with that which can be sold in such registration without having a material adverse effect on the success of the offering (including, without limitation, an adverse impact on the selling price or the number of securities that any participant may sell), the Company will include in such registration the number of securities, if any, which, in the opinion of such underwriter or underwriters, or the Company, based upon the advice of an independent investment banker of nationally recognized standing, as the case may be, can be sold, in the following order of priority: (i) first, the shares the Company proposes to sell for its own account, (ii) second, the Registrable Securities requested to be included in such registration by Holders (pro rata based on the number of Registrable Securities that each such Holder shall have requested to include therein) and (iii) third, any securities held by any other Persons requested to be included in such Piggyback Registration, on a pro rata basis.

(c)    Withdrawal.    A request for Piggyback Registration may be withdrawn by any Holder making such a request; provided that such Holder reimburse the Company for all reasonable incremental additional out-of-pocket expenses incurred by the Company relating solely to such request, except that no reimbursement shall be required if such withdrawal is based on material adverse information about the Company of which such Holder was not aware at the time of the request.

(d)    Selection of Underwriters.    If any Piggyback Registration is an underwritten offering, the Company will (i) select a managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters will be of nationally recognized standing, and (ii) determine the terms under which such underwriting shall take place.

4.3.    Registration Procedures.    With respect to any registration of Registrable Securities pursuant to this Article 4 (generically, a “Registration”), the Company will, subject to Sections 4.1(b) and 4.2(b), as expeditiously as practicable:

(a)    prepare and file with the Commission, within one hundred twenty (120) days after mailing the applicable Notice, a registration statement or registration statements (the “Registration Statement”) relating to the applicable Registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and use its best efforts to cause such Registration Statement to become effective; provided, however, that before filing a Registration Statement or prospectus related thereto (a “Prospectus”) or any amendments or supplements thereto, the Company will furnish to the Holders covered by such Registration Statement and the underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such Holders and underwriters and their respective counsel, and the Company will not file any Registration Statement or amendment thereto or any Prospectus or any supplement thereto to which the Demanding Holder, the holders of a majority of the Registrable Securities covered by such Registration Statement or the underwriters, if any, shall reasonably object;

(b)    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep each Registration Statement effective for a period of not less than the Effective Period (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn) or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer; cause each Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

(c)    notify the selling Holders and the managing underwriters, if any, (A) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (E) of the happening of any event which makes any statement made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue or which requires the making of any changes in the Registration Statement, the Prospectus or any document incorporated therein by reference in order to make the statements therein not misleading;

(d)    make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

(e)    if reasonably requested by the managing underwriter or underwriters or a holder of Registrable Securities being sold in connection with an underwritten offering, incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the Demanding Holders, and, if there are none, the holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering;

(f)    deliver to each selling Holder and the underwriters, if any, a reasonable number of copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto;

(g)    prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of such jurisdictions as the selling Holders and any underwriter reasonably requests in writing, considering the amount of Registrable Securities proposed to be sold in each such jurisdiction; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(h)    cause all Registrable Securities covered by any Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed, or cause such Registrable Securities to be authorized for trading on the Nasdaq National Market System if any similar securities issued by the Company are then so authorized, if requested by the Demanding Holders, the holders of a majority of such Registrable Securities or the managing underwriters, if any;

(i)    enter into such agreements (including an underwriting agreement in usual and customary form) and take all such other actions in connection therewith in order to facilitate the disposition of such Registrable Securities as shall be reasonably necessary;

(j)    if the offering is underwritten and at the reasonable request of any Holder participating in such Registration use reasonable efforts to furnish on the date that Registrable Securities are delivered for sale pursuant to such registration: (A) an opinion, dated such date, of counsel representing the Company for purposes of such Registration, in the usual and customary form and substance; and (B) a letter, dated such date, from the independent public accountants retained by the Company providing “comfort” on financial matters with respect to such Registration in the usual and customary form and substance;

(k)    permit Holders and any underwriters participating in such Registration to undertake such due diligence is as usual and customary under the circumstances; provided that such selling Holders and any underwriters shall use their best efforts to coordinate such due diligence to avoid additional expense to the Company and delay of the offering; and

(l)    keep each selling Holder of Registrable Securities advised in writing as to the initiation and progress of any Registration hereunder.

As a condition to participating in a Registration, each Holder of Registrable Securities as to which any Registration is being effected shall furnish to the Company in writing such information regarding the Holder and the proposed distribution of such securities as the Company may from time to time reasonably request in writing.

Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3(c)(B), (C), (D), or (E), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of copies of the supplemented or amended Prospectus or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities.

4.4.    Restrictions on Public Sale.    To the extent not inconsistent with applicable law, each Holder whose Registrable Securities are included in a Registration Statement hereunder if requested by the managing underwriter or underwriters for such Registration, agrees not to effect any public sale or distribution of Registrable Securities, including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, during the fifteen (15) business days prior to, and during the 90-day period (or such shorter period as may be agreed to by such underwriter or underwriters) beginning on, the effective date of a Registration Statement pursuant to such Demand Registration or Piggyback Registration (except as part of such Demand Registration or Piggyback Registration); provided that all directors, officers and Holders of 1% or more of the then outstanding Shares of the Company have agreed to the same restrictions.

4.5.    Registration Expenses.    All expenses incident to the Company’s performance of or compliance with this Article 4 will be borne by the Company (including, without limitation, the reasonable fees and disbursements of not more than one counsel selected by the selling Holders to represent such Holders in connection with the Demand Registration, in an amount not to exceed $75,000); provided, however, the Company shall not bear the costs and expenses of underwriters’ commissions, brokerage fees or transfer taxes for any selling Holder or, except as provided in this Section 4.5, the fees and expenses of any attorneys, accountants or other representatives retained by any selling Holder.

4.6.    Indemnification.

(a)    Indemnification by the Company.    The Company agrees to indemnify each Holder, its officers, directors and agents and each Person who “controls” such Holder within the meaning of the Securities Act and the Exchange Act (each, an “Indemnified Holder”), against losses, claims, damages, including amounts incurred in settlement, liabilities and expenses (including, without limitation, reasonable attorneys fees and expenses) arising out of, based upon or resulting from any untrue statement or alleged untrue statement of a material fact in the Registration Statement, Prospectus or preliminary Prospectus or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon information furnished in writing to the Company by such Indemnified Holder or its representative expressly for use therein. The Company also will indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above, if requested.

(b)    Indemnification by Holders of Registrable Securities.    Each Holder participating in a Registration agrees to indemnify the Company, its directors, officers and agents and each Person who “controls” the Company (within the meaning of the Securities Act and the Exchange Act) against losses, claims, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact in the Registration Statement, Prospectus or preliminary Prospectus or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent, and only to the extent, that any such loss, claim, damage, liability or expense arises out of, is based upon or results from any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon, in reliance on and in conformity in all material respects with, information furnished in writing to the Company by such Holder or its representative expressly for use therein. In no event shall the liability of any selling Holder hereunder or under any underwriting agreement be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Registration Statement or Prospectus.

(c)    Conduct of Indemnification Proceedings.    Any Person entitled to indemnification hereunder will: (i) give prompt written notice to the indemnifying party after the receipt by the indemnified party of a written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party will claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding Section 4.6(a) or 4.6(b), as applicable, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice, and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld or delayed). No indemnifying party will or will be required to consent to the entry of any judgment or to enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any one jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

(d)    Contribution.    If for any reason the indemnification provided for in Sections 4.6(a) or 4.6(b), as applicable, is unavailable to an indemnified party as contemplated by such Section, then the indemnifying party, in lieu of indemnification, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

4.7.    Rule 144.    The Company agrees that at all times after it has filed a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities of the Company, it will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Securities Act and the Exchange Act and will take such further action as any Holder may reasonably request in order that such Holder may effect sales of Registrable Securities pursuant to Rule 144. At any reasonable time and upon the reasonable request of a Stockholder, the Company will furnish such Stockholder with such information as may be necessary to enable the Stockholder to effect sales of Registrable Securities pursuant to Rule 144 under the Securities Act and will deliver to such Stockholder a written statement as to whether it has complied with such requirements. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

4.8.    Participation in Underwritten Registrations.    No Holder may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Company, and (ii) accurately completes in a timely manner and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements; provided that no Holder shall be required to make any representations, warranties or indemnities that are not customarily made by selling stockholders.

4.9.    Certain Limitations in Connection with Registration Rights.    From and after the date hereof, without the prior written consent of each of the Holders set forth in clauses (I), (II), (III), (IV) and (V) of the first sentence of Section 4.1(a), the Company shall not enter into any agreement with any Person or Persons providing for the granting to such Person or Persons of registration rights with a priority superior to, or inconsistent in any material respect with, those granted to Holders pursuant to this Article 4.

ARTICLE 5.

OTHER COVENANTS

5.1.    Confidentiality.

(a)    Confidentiality.    Each Stockholder agrees that, except with the prior written permission of the Company, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which such Stockholder has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Shares, except that such Stockholder shall have the right to provide such information to its employees, officers, directors, Affiliates and legal, accounting and financial advisors, and any Person who is a prospective purchaser of Shares from a Stockholder in a Qualified Transfer; provided that any such recipient receives such information subject to the same restrictions as to confidentiality set forth herein and that such Stockholder agrees to indemnify the Company against any and all losses arising out of, based upon or resulting from any release of such confidential information by such recipient. The provisions of this Section 5.1 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby. Notwithstanding the foregoing, a Stockholder shall be permitted to disclose such information if required to be disclosed pursuant to legal proceedings, applicable law or the rules and regulation promulgated by the Commission or the national securities exchange or market on which such Stockholder’s shares are then listed or quoted; provided that such Stockholder shall have provided notice to the Company as promptly as practicable and shall cooperate with the Company to the extent reasonably practicable to oppose, at the Company’s expense, such disclosure or seek a protective order or confidential treatment with respect to such confidential information.

ARTICLE 6.

MISCELLANEOUS

6.1.    Legend.    In addition to any legends required by federal or state securities laws, the certificates representing the Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE

SOLD OR TRANSFERRED UNLESS THE SALE OR TRANSFER (X) IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (Y) IS MADE IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR (Z) QUALIFIES FOR ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT AND, IF REASONABLY REQUESTED BY THE COMPANY, THERE IS DELIVERED TO THE COMPANY AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION OF SUCH SALE OR TRANSFER IS NOT REQUIRED UNDER THE ACT”

The legend set forth above shall be removed by the Company from any certificate evidencing Shares (i) in connection with the any transfer registered under the Securities Act, (ii) upon transfer of the Shares in compliance with Rule 144 under the Securities Act or (iii) upon transfer pursuant to another exemption, and if reasonably requested by the Company, upon delivery to the Company of an opinion, in form and substance and by counsel reasonably satisfactory to the Company, that such security can be offered and sold without registration under the Securities Act and that such offers and sales will not cause the exemption or exemptions from registration pursuant to which the Shares were issued to be unavailable.

Each of the parties hereto agrees that absent (i) an effective registration statement under the Securities Act and qualification under applicable state securities laws or (ii) compliance with Rule 144 under the Securities Act, such party will not sell, assign, transfer, pledge, hypothecate, distribute or otherwise dispose of any or all of the Shares without first providing the Company (if reasonably requested) with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) stating that such disposition is exempt from the registration and prospectus delivery requirements of the Securities Act and has been registered or qualified under (or is exempt from the registration and qualification requirements of) any applicable state securities laws.

6.2.    Transferees; Additional Restrictions on Transfer.    No transferee of Shares from a Common Stockholder or a subsequent transferee, other than a transferee receiving Shares in a Qualified Transfer or from Kids or a Kids Entity (or a subsequent transferee of Kids or a Kids Entity), shall be entitled to the rights and benefits provided to the Common Stockholders hereunder. All transferees who receive Shares from a Former Series A Preferred Stockholder pursuant to a Qualified Transfer shall be entitled to the rights and benefits provided to the Former Series A Preferred Stockholders hereunder. Shares sold to the public pursuant to an effective Registration Statement or pursuant to Rule 144 under the Securities Act (or any successor provision) shall no longer be subject to any of the provisions of this Agreement. The parties to this Agreement hereby acknowledge and accept the pro rata distribution of Shares to their respective owners by Explore, FrogPond LLC, Knowledge Kids L.L.C., Knowledge Universe Learning Group LLC and Knowledge Universe II LLC. The parties to this Agreement also acknowledge and accept that (i) CSC pledged its Shares prior to the Effective Date, (ii) such pledge was permissible and without any restriction under this Agreement, and (iii) the pledgee of CSC’s Shares is not subject to any obligations under this Agreement.

6.3.    Future Stockholders.    Subject to the restrictions contained herein, any Person who acquires Shares of the Company may, at the option of the Company, become a party to this Agreement by execution and delivery to the Company of a counterpart of this Agreement. Upon delivery of such counterpart, (i) the signature pages hereto shall be amended to reflect the name of such new party, and (ii) such new party shall thereafter be deemed a “Stockholder” for purposes of this Agreement.

6.4.    Specific Performance, Etc.    The Company and each Stockholder, in addition to being entitled to exercise all rights provided herein, in the Company’s Amended and Restated Certificate of Incorporation or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

6.5.    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon confirmation of transmission if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. If notice is given in multiple fashions, the date of first effective notice shall control. In each case notice shall be sent to:

If to the Company, addressed to:

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 150

Emeryville, California 94608

Fax: (510) 420-5011

Attention: Corporate Counsel

With a copy to:

Maron & Sandler

1250 Fourth Street, Suite 550

Santa Monica, California 90401

Fax: (310) 570-4901

Attention: Stanley E. Maron, Esq.

If to Kids, addressed to:

Knowledge Kids, L.L.C.

1250 Fourth Street, 6th Floor

Santa Monica, California 90401

Fax: (310) 570-4901

Attention: Stanley E. Maron

With a copy to:

Maron & Sandler

1250 Fourth Street, Suite 550

Santa Monica, California 90401

Fax: (310) 570-4901

Attention: Stanley E. Maron, Esq.

If to any other Stockholder:

To the address set forth for such Stockholder on the books and records of the Company.

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

6.6.    Entire Agreement; Amendments and Waivers.    This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, including Stockholders Agreement Number One, Stockholders Agreement Number Two, the First Amended and Restated Stockholders Agreement, the Second Amended and Restated Stockholders Agreement, the Third Amended and Restated Stockholders Agreement and any consent to grant of registration rights executed by any Stockholder subsequent to March 23, 2001 and prior to the date of this Agreement. Except as set forth in this Section 6.6, the provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given unless approved by the Company in writing and the Company has obtained the written consent of Kids, on the one hand, and Stockholders holding at least 50% of the outstanding Shares then held by Stockholders other than Kids and any Kids Entities, on the other hand; provided, however, such amendment, modification, supplement or waiver shall not require the written consent of Kids unless (i) Kids and all of the Kids Entities collectively own at least 50% of the voting power of the Shares outstanding on the date of such modification or (ii) such modification adversely affects Kids or any Kids Entity; and, provided, further, that (a) with respect to any amendment, modification, supplement or waiver that adversely affects the Former Series A Preferred Stockholders, such amendment, modification, supplement or waiver shall require the written consent of each Former Series A Preferred Stockholder so affected and (b) subject to the immediately preceding proviso, such amendment, modification, supplement or waiver shall not require the consent of any holder of Common Stock if it does not adversely affect such holder. This Agreement may be amended, modified, waived or supplemented only by a written instrument executed by all the parties hereto that are required to execute the same. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder. Notwithstanding any provision herein to the contrary, (x) the addition of a party to this Agreement at any time in connection with such party becoming a Stockholder shall not constitute an amendment, modification or supplement of this Agreement and shall only require the agreement of the Company and the Stockholder being added as a party to this Agreement; all such persons shall be considered to be Stockholders from the date they become a signatory to this Agreement; and (y) any Stockholder may withdraw from this Agreement upon written consent of such Stockholder and the Company. Upon withdrawal of a Stockholder pursuant to the foregoing sentence, such withdrawn Stockholder will have no further rights or obligations under this Agreement. Immediately following the effectiveness of this Agreement, without any further action by CSC, the Company or any other party hereto, CSC shall be deemed to have withdrawn from this Agreement as of the Effective Date and shall have no further rights or obligations under this Agreement.

6.7.    Recapitalizations, Exchange, Etc. Affecting the Company’s Stock.    The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock of the Company that may be issued in respect of, in exchange for, or in substitution of the Shares and shall be appropriately and equitably adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. If such transactions occur, the parties agree to amend this Agreement to the extent necessary so as to preserve the rights granted to the parties hereunder.

6.8.    Service of Process; Consent to Jurisdiction.

(a)    Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under Delaware law.

(b)    Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought in the Chancery Court of the State of Delaware or, if such court does not have jurisdiction or does not accept jurisdiction, in any state or federal court in the State of Delaware; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

6.9.    Multiple Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.10.    Headings.    The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

6.11.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

6.12.    Construction.    Differences in language as between similar provisions covering similar matters may reflect differences in style rather than a different substantive intent and should be construed accordingly.

6.13.    Expenses.    Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

6.14.    Invalidity.    In the event that any one or more of the provisions contained in this Agreement or in any other document or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document or instrument.

6.15.    Cumulative Remedies.    All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Stockholders Agreement as of the day and year first written above.

“Company” LEAPFROG ENTERPRISES, INC., a Delaware corporation

By:	/s/ James P. Curley
Name: James P. Curley Its: Chief Financial Officer

CONSENT

The undersigned, as a party to the Third Amended and Restated Stockholders Agreement, hereby consents to the Fourth Amended and Restated Stockholders Agreement and confirms that the undersigned is not a party to the Fourth Amended and Restated Stockholders Agreement.

/s/ Michael C. Wood

Michael C. Wood

COUNTERPART SIGNATURE PAGE TO

FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

(All joint owners to sign)

STOCKHOLDER: KNOWLEDGE KIDS, L.L.C.

By:	/s/ Stanley E. Maron
Stanley E. Maron, Secretary

8,672,622 Shares Held

STOCKHOLDER: CSC LF Holdings, LLC Print Name

By:	/s/ William J. Bell
Signature

800,000 Shares Held

STOCKHOLDER: Publishing and Broadcasting International Limited Guy Harold Bottomley Print Name

By:	/s/ Guy Harold Bottomley
Signature

800,000 Shares Held

STOCKHOLDER: Windsor Digital Studio, LLC Print Name By: Windsor Media Inc., Manager

By:	/s/ Michele Oleson
Signature

164,400 Shares Held

EXHIBIT A

SCHEDULE OF STOCKHOLDERS

Class A Common Stockholders

Class B Common Stockholders

Knowledge Kids, L.L.C.

Former Series A Preferred Stockholders

CSC LF Holdings, LLC

Publishing and Broadcasting International Limited

Windsor Digital Studio LLC